UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Furmanite Corporation
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FURMANITE CORPORATION CHAIRMAN SANGWOO “BILL” AHN TO RETIRE;
ANNUAL MEETING POSTPONED TO MAY 6, 2015

HOUSTON, TEXAS (April 24, 2015) – Furmanite Corporation (NYSE: FRM) today announced that Sangwoo “Bill” Ahn, Furmanite’s Presiding Non-Executive Director and Chairman of the Board, is to retire from the Furmanite Board of Directors, effective as of the 2015 Annual Meeting of Stockholders.

In connection with this announcement, the Furmanite Board of Directors has postponed the 2015 Annual Meeting, originally scheduled to be held today, to May 6, 2015. The postponement, as requested by several stockholders, will allow all Furmanite stockholders the opportunity to consider the current circumstances and to change their votes if they so desire. The seat vacated by Mr. Ahn will be filled in the election to take place at the postponed Annual Meeting, and the size of the Furmanite Board will not change as a result of Mr. Ahn’s departure. As previously announced, the Board will continue its search for an additional independent director with strong industry experience to be added to the Furmanite Board. Following the Annual Meeting, the reconstituted Board will elect a new Chairman in due course.

“Furmanite would like to extend its deep gratitude to Bill for his long and dedicated service to the Company, and for helping to guide Furmanite over many years of re-invention and change to become the organization that we are today,” said Joseph E. Milliron, Furmanite’s Chief Executive Officer and President. “We have valued Bill’s studied counsel throughout the years, and sincerely wish him the best in all of his future endeavors.”

Mr. Ahn has been Furmanite’s longest-serving director, having joined the Board in 1989. He is also a member of the Company’s Compensation Committee, and is the Chairman of the Audit Committee and the Nominating and Governance Committee.

“I have been proud to serve on the Furmanite Board and to help to shape the Company through many years of dynamic change. The Company’s transformation is now complete, the Company has begun to harvest its investments, and we have put in place a clearly articulated growth strategy. I believe that now is an appropriate time to retire from the Furmanite Board to allow me to focus on my other endeavors. I am confident that Furmanite is well-positioned to execute on its strategic plans and will continue to create and enhance the long-term value to Furmanite’s stockholders under its excellent management team.”

The postponed 2015 Furmanite Annual Meeting of Stockholders will be held on May 6, 2015, at 9:30 a.m. Eastern Daylight Time at the Hotel Du Pont in Wilmington, Delaware. Previously voted proxies need not be re-voted but all votes for Mr. Ahn will be disregarded as a result of his pending retirement. Stockholders of record as of the close of business on March 13, 2015 will continue to be entitled to vote at the Annual Meeting.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION

In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

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